Exhibit 10.6

TENTH AMENDMENT TO

MANAGED CARE ALLIANCE AGREEMENT

THIS TENTH AMENDMENT (the “Amendment”) is entered into this 20th day of August, 2008 by and between CIGNA Health Corporation, for and on behalf of its CIGNA Affiliates (individually and collectively, “CIGNA”) and Gentiva CareCentrix, Inc. (“MCA”).

WITNESSETH

WHEREAS, CIGNA and MCA entered into a Managed Care Alliance Agreement which became effective January 1, 2004, as amended from time to time, (the “Agreement”) whereby MCA agreed to provide or arrange for the provision of certain home health care services to Participants, as that term is defined in the Agreement;

WHEREAS, the parties wish to amend the Agreement effective August 20, 2008 and to include such other terms and conditions as set forth in this Amendment.

NOW THEREFORE, CIGNA and MCA agree to amend the Agreement as follows:

1.	This Tenth Amendment shall be effective on August 20, 2008 for services rendered on and after August 20, 2008.

2.	Section II.K Best Rate Guarantee of this Agreement is modified to be renumbered II.K.1.

3.	New Section II.K.2 Comparative Pricing and subsections A-E are added to the Agreement.

K.2. Comparative Pricing

A.	Comparative Pricing. Provider agrees that the rates under this Agreement reflect unit costs that, in the aggregate, do not exceed the lowest unit cost, in the aggregate, in Provider’s, its successors. affiliates’ or assigns’ contracts with other payors for any type of health care coverage product excluding Medicaid. This evaluation will be developed with consideration to a view of the package of services hereunder as a whole, and the terms and benefits being offered by the Provider to any company. Examples of items and benefits include but are not limited to guaranteed fill and utilization management services.

B.	Certification and Comparative Review. Provider shall provide CIGNA with written certification of its compliance with this Comparative Pricing section prior to the execution of this Amendment and each year thereafter no less than sixty (60) days prior to the anniversary date of this Amendment.

C.

Audits. Upon CIGNA’s written request to Provider, an independent auditor, at CIGNA’s cost, shall perform a review of Provider’s records to confirm, by written report to both parties, Provider’s compliance with its obligations under this Comparative Pricing provision. Such review shall occur at CIGNA’s discretion within 90 days of the effective date of this Amendment and once per calendar year thereafter. Within ten (10) business days from CIGNA’s written request for such review, CIGNA and Provider shall meet and confer in good faith to select an independent auditor. Neither party shall unreasonably delay said review nor withhold consent to the selection of a proposed independent auditor. The findings of the independent auditor shall be binding on Provider and CIGNA.

D.	Rate Adjustments. If the independent auditor findings indicate that Provider did not comply with its obligations under this Comparative Pricing provision for the audited period, then CIGNA may elect to adjust the contractual rates in this Agreement to the extent necessary to achieve compliance with such provision. CIGNA will notify Provider of the effective date of any such adjustment, with at least a 90 day notice and the Agreement shall be deemed automatically amended.

E.	Termination. If the independent auditor findings indicate that Provider did not comply with its obligations under this Comparative Pricing provision for the audited period, then CIGNA may elect to terminate this Agreement with 180 day notice, should Provider not agree to comply with the rate adjustments as proposed in section D.

4.	4. Section III.B. of the Agreement is amended to extend the term of the Agreement until January 31, 2014 and is replaced to read as follows:

“Term of Agreement”

This Agreement shall terminate on January 31, 2014. Either party may elect not to renew this Agreement by providing at least ninety (90) days advance written notice to the other party, prior to the termination date of this Agreement. If neither party exercises such right to terminate, the existing rates will remain in place and this Agreement shall automatically renew for consecutive one (1) year terms without any further action by either party, unless either party elects not to renew this Agreement by providing at least ninety (90) days advance written notice to the other party, prior to the commencement of the next term.

Notwithstanding the expiration or non-renewal of this Agreement pursuant to this Section B., this Agreement shall continue in effect with respect to those Payors covered under Service Agreements in effect as of the end of the term of this Agreement or the notice period, as applicable, but not to exceed twelve months from the effective date of termination or expiration.”

5.	CIGNA and MCA agree to the following additional terms:

a) CIGNA will continue to work on a best efforts basis to transition the Great-West members under the current CIGNA contract for the balance of 2008. This includes all Covered Services as defined in the CIGNA-CareCentrix contract terms. As of January 1, 2009 or as soon as feasible thereafter, the exclusivity provision will be made applicable to all Great-West members and both parties will develop a communication process to expedite the exclusivity.

b) The parties will finalize the work already underway by both teams to provide better transparency on OAP and PPO fee-for-service reimbursement. CIGNA requires clarity on a code-level basis to enable analysis and audit of the claims. That work is already underway, including more transparency on HMO/Network cap reconciliation. In addition, CIGNA requires support from CareCentrix to update certain codes to meet HIPAA compliance standards. The teams agree to work to develop actuarially equivalent rates under HIPAA-compliant procedure codes.

c) CareCentrix to pay $** administrative fee to CIGNA by September 29, 2008 and $** administrative payment in 2009 and an additional administrative payment of $** in 2010. This payment would support joint efforts to reduce leakage, process authorizations, and all other activities supporting the transition of care to CareCentrix. The timing the payment will be no later than 12/31 in 2009 and 2010, respectively.

d) CareCentrix agrees to CIGNA’s proposed FFS pricing listed below.

FFS Rates	Feb-09	Feb-10	Feb-11	Feb-12	Feb-13

Home Health	**	**	** *	** *	** *

Home Infusion	**	**	** *	** *	** *

Specialty DME	**	**	** *	** *	** *

Note: CIGNA assumes that Code 99601 is considered Home Health as opposed to Home Infusion. During the code clean-up work described above, the parties should reach subsequent agreement regarding whether each code falls under “Home Health” or “Home Infusion” in the table above. CIGNA response assumes “Specialty DME” increases are intended to apply only to services already covered under current CareCentrix contract, specifically Wound Vacs, Insulin Pumps and related supplies, and Continuous Passive Motion devices.

* The ** applies to home health, home infusion and Specialty DME; CIGNA will determine the allocation of the annual increases in the aggregate.

Both parties agree to meet in November 2010 and establish cap rates for the period starting February 1, 2011 through January 31, 2014. The new cap rates will be based on **.

e) The termination for cause provision, Section III C (1) (b) (1) (vi) is hereby revised to state “MCA merges into, becomes a subsidiary or wholly owned affiliate of or is otherwise acquired, in whole or in part, by any other entity that is a direct competitor of CIGNA or material CIGNA affiliate in regard to its health care insurance, health benefit administration, health service or related businesses.”

f) CIGNA will review the current Exhibit VII to the Agreement and if CIGNA recommends that the Performance Metrics be revised or new metrics be added, CareCentrix, within 30 days, will review CIGNA’s request and offered any proposed modifications. Both parties agree to work in good faith to reconcile the proposed changes and amend the contract accordingly within 60 days from the date of CIGNA’s recommended changes to CareCentrix.

**	Confidential Treatment Requested.

6. Other than as amended herein, the terms and conditions of the Agreement, including the Program Attachments and the Exhibits attached thereto, shall remain the same and in full force and effect. Capitalized terms not defined herein but defined in the Agreement shall have the same meaning as defined in the Agreement.

IN WITNESS WHEREOF, CIGNA and MCA have caused their duly authorized representatives to execute this Amendment as of the date first written above.

CIGNA HEALTH CORPORATION

By:	/s/ Joseph E. Turgeon, III
Its:	Vice President, Network Strategy & Development
Dated:	August 20, 2008

GENTIVA CARECENTRIX, INC.

By:	/s/ John N. Camperlengo
Its:	Senior Vice President
Dated:	August 20, 2008

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